Exhibit 10.9

1.	Date of Agreement January 11, 2009	THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: “SHIPMAN 98” Part I

2.	Owners (name, place of registered office and law of registry) (CI. 1)	3.	Managers (name, place of registered office and law of registry) (CI. 1)

	Name		Name
			Tanker Management Ltd.

	Place of registered office		Place of registered office
	Majuro, Marshall Islands Law of registry Marshall Islands		Quorum 4 Balliol Business Park East Benton Lane Newcastle upon Tyne NE12 8EZ England

			Law of registry
			England

4.	Day and year of commencement of Agreement (CI. 2) 16 January 2009 - See Clause 2

5.	Crew management (state “yes” or “no” as agreed) (CI. 3.1) Yes	6.	Technical Management (state “yes” or “no” as agreed) (CI. 3.2) Yes

7.	Commercial Management (state “yes” or “no” as agreed) (CI. 3.3) No	8.	Insurance Arrangements (state “yes” or “no” as agreed) (CI. 3.4) Yes

9.	Accounting Services (state “yes” or “no” as agreed) (CI. 3.5) Yes	10.	Sale or purchase of the Vessel (state “yes” or “no” as agreed) (CI. 3.6) No

11.	Provisions (state “yes” or “no” as agreed) (CI. 3.7) Yes	12.	Bunkering (state “yes” or “no” as agreed) (CI. 3.8) No

13.	Chartering Services Period (only to be filled in if “yes” stated in Box 7) (CI. 3.3(i)) N/A	14.	Owners’ Insurance (state alternative (i), (ii) or (iii) of CL 6.3) See Clause 6.3(ii)

15.	Annual Management Fee (state annual amount) (CI. 8.1)	16.	Severance Costs (state maximum amount) (CI. 8.4(ii)) N/A

17.	Day and year of termination of Agreement (CI. 17) See Clause 21	18.	Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (CI. 19) See Clause 19.2

19.	Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (CI. 20) 26 New Street St. Helier Jersey JE23 R4 Channel Islands	20.
Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (CI. 20)
Tanker Management Ltd.
Quorum 4, Balliol Business Park East, Benton Lane
Newcastle upon Tyne, NE12 8EZ, England
Fax No: 0870 607 9544

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes “A”.  (Details of Vessel), “B” (Details of Crew), “C” (Budget) and “D” (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein.  In the event of a conflict of conditions, the provisions of PART I and Annexes “A”, “B”, “C” and “D” shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

Date of Agreement:
See Box 1

Name of Vessel(s):

Particulars of Vessel(s):

Flag:  Marshall Islands

GT:

DWT:

LOA:

Beam (Extreme):

Beam (Moulded):

Class:

Year Built:

ANNEX “B” (DETAILS OF CREW) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

Date of Agreement:
See Box 1
Details of Crew:

Numbers	Rank	Nationality

ANNEX “C” (BUDGET) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

Date of Agreement:
See Box 1
Managers’ Budget for the first year with effect from the Commencement Date of this Agreement:
Budget as attached.

ANNEX “D” (ASSOCIATED VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

NOTE:  PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D”
THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.1(i) OF THIS AGREEMENT.

Date of Agreement:
See Box 1
Details of Associated Vessels:
OVERSEAS ANIA
OVERSEAS ANN
OVERSEAS CATHY
OVERSEAS CHRIS
OVERSEAS REBECCA
OVERSEAS REGAL
OVERSEAS SOPHIE

PART II
“SHIPMAN 98” Standard Ship Management Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

“Owners” means the party identified in Box 2.

“Managers” means the party identified in Box 3.

“Vessel” means the vessel or vessels details of which are set out in Annex “A”, attached hereto.

“Charter” means the time charter between the Owners and of Majuro, Marshall Islands dated October 6, 2005 relating to the Vessel.

“Crew” means the Master, officers and ratings of the Vessel, rank and nationality specified in Annex ‘B” attached hereto.

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

“Crew Insurances” means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck, unemployment indemnity and loss of personal effects.

“Management Services” means the services specified in subclauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

2.	Appointment of Managers

With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

3.	Basis of Agreement

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners.  The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.1	Crew Management
(only applicable if agreed according to Box 5)

The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

(i)	selecting and engaging the Vessel’s Crew, including payroll arrangements, pension administration, and insurances for the Crew;

(ii)
ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)
ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements.  In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

(iv)	ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)	arranging transportation of the Crew, including repatriation;

(vi)	training of the Crew and supervising their efficiency;

(vii)	conducting union negotiations;

(viii)	operating the Managers’ drug and alcohol policy unless otherwise agreed;

(ix)
the Crew provided under Clause 3.1 does not include additional Crew for lightering duties.  During lightering the Manager will arrange for the Vessel to be manned with one additional Chief Officer for VLCC’s and one chief officer, one 2nd engineer, one pumpman and one AB for Aframax long term lightering.

(x)
If the Owners complain of the conduct of any of the Crew, the Managers shall immediately investigate the complaint.  If the complaint proves to be well founded, the Managers shall, without delay, make a change in the appointments and the Managers shall in any event communicate the result of their investigation to the Owners as soon as possible.

3.2	Technical Management
(only applicable if agreed according to Box 6)

The Managers shall provide technical management which includes, but is not limited to, the following functions:

(i)	provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)
arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel necessary to ensure that the Vessel will comply with the requirements of the Charter, the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society; The Managers shall notify the Owners of extraordinary and non-budgeted expenditure over US $25,000;

(iii)
arrangement of the supply of necessary stores, spares and lubricating oil and greases.  The level and time of the supply of such items shall be based on that which a prudent owner of a vessel of the age and characteristics of the Vessel (including but not limited to its operating history, planned maintenance and known wear and tear) would arrange so as to minimize off-hire time and to undertake such maintenance as may safely be carried out at sea by the crew;

(iv)	appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v)	development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see subclause 4.2);

(vi)	Ensuring that the Vessel receives at least two visits per year from one of the Managers’ technical superintendents;

(vii)	arrangement of oil company vetting so as to comply with the Owner’s obligations under the Charter.

(viii)
Upon termination of this Agreement under clause 17 (termination by notice in writing) the Managers shall cooperate with the Owners’ new managers, officers and crew and provide reasonable assistance to effect a smooth transition of management and crewing.  The Managers’ duties under this Agreement shall not extend beyond the date of termination of this Agreement and are subject to the other terms of this Agreement.

3.3	Commercial Management
N/A

3.4	Insurance Arrangements
(only applicable if agreed according to Box 8)

(a)
The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed in writing, in particular regarding conditions, insured values, deductibles and franchises.

(b)
The Managers shall provide the Owners with written evidence, to the Owners’ reasonable satisfaction, of the Managers’ compliance with their obligations under Clause 6 within a reasonable time of the commencement of this Agreement, and on each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

(c)	If the Owners request, the Managers agree to include the Owners in the Managers’ insurance programme.

3.5	Accounting Services
(only applicable if agreed according to Box 9)

The Managers shall:

(i)	use their existing internal accounting system to provide regular services, supply regular reports and records.

(ii)
maintain the records of all costs and expenditure incurred and monies received in the performance of the management services as well as data necessary or proper for the settlement of accounts between the parties.

3.6	Sale or Purchase of the Vessel
N/A

3.7	Provisions (only applicable if agreed according to Box 11)
The Managers shall arrange for the supply of provisions.

3.8	Bunkering (only applicable if agreed according to Box 12)
N/A

4.	Managers’ Obligations

4.1  The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice customary in the trade and at least equivalent to the standards followed with respect to other vessels for which the Managers or their affiliates provide management services, if any, and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.  Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

4.3  The Management Services as such term is used herein includes the discharge on behalf of the Owners of the Owners’ technical and operational obligations to charterers pursuant to the Charter, a copy of which has been supplied to the Managers, including, but not limited to the Owners’ technical and operational obligations under Clauses 73A and 75 of such Charter.

4.4  Managers shall maintain records of technical matters relating to the Vessel including maintenance, repairs and equipment replacement (“Technical Vessel Matters”).  Three months after commencement of the Management Services, or such other date as agreed to by the Managers and their Owners, and quarterly thereafter, the Managers shall issue a report to the Owners providing a summary of the Technical Vessel Matters carried out in the previous quarter.

5.	Owners’ Obligations

5.1 The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

6.	Insurance Policies
The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that throughout the period of this Agreement:

6.1 at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:

(i)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii)	protection and indemnity risks (including pollution risks and Crew Insurances);

(iii)
war risks (including protection and indemnity and crew risks); and in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations (“the Owners’ Insurances”);

(iv)	loss of hire.

6.2 all premiums and calls on the Owners’ Insurances are paid promptly by their due date;

6.3  the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:

(ii)
if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances;

6.4  written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners' Insurances.

7.	Income Collected and Expenses Paid on Behalf of Owners

7.1  All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.

7.2  All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the Owners in the account referred to under sub-clause 7.1 but shall in any event remain payable by the Owners to the Managers on demand.

8.	Management Fee

8.1  The Owners shall pay to the Managers for their services as Managers under this Agreement an annual management fee as stated in Box 15 which shall be payable by equal monthly instalments in advance, the first instalment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent instalments being payable every month.

8.2 The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery.

8.3  In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 18 or 21 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, in addition to any applicable Management Fee payments for the 90-day notice period set forth in Clause 21, a one-time additional fee of $45,000, which is to cover the Managers’ cancellation costs, shall be due and payable.

8.4 Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Managers.

9.	Budgets and Management of Funds

9.1  The Managers shall present to the Owners annually a budget for the following twelve months in such form as agreed between the Owners and the Managers.  The budget for the first year hereof is set out in Annex “C” hereto.  Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than three months before the anniversary date of the commencement of this Agreement (see Clause 2 and Box 4).

9.2  The Owners shall indicate to the Managers their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.

9.3  Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each month up-date this estimate.  Based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, lubricating oils and greases or provisions.  Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account.

9.4  The Managers shall produce and maintain true and correct budgets and accounts for the management of the Vessel, and will produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as agreed between Managers and Owners.  Such budgets and accounts will always be available to the Owners for inspection and auditing, provided reasonable notice is given by Owners.

9.5 Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

10.	Managers’ Right to Sub-Contract

The Managers shall not have the right to sub-contract any of their obligations hereunder, without the prior written consent of the Owners which shall not be unreasonably withheld.  Provided however, that the Managers may (i) freely assign any obligations hereunder to any affiliate of the Managers at any time and (ii) utilize the services of third parties to fulfill the Managers’ obligations hereunder.  In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11.	Responsibilities

11.1  Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2   Liability to Owners - (i) Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of US$2 million.

(ii)  Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1.

11.3  Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4  “Himalaya” - It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.	Documentation

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.  The Owner shall make available, upon Managers’ request, all information, documentation and records required under any flag state law, regulation or international convention and to inform the Managers of any changes to those of the Owner’s details  that are required in the Vessel’s continuous synopsis record for the purposes of the ISPS Code.

13.	General Administration

13.1  The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties; provided, that the settlement of any claims relating to general average or total constructive loss must be done at the direction of the Owners with the Owners’ involvement in such settlements.

13.2 The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3  The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4 The Owners shall arrange for the provision of any necessary guarantee bond or other security.

13.5 Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.

13.6  The Managers are authorized to receive sums payable by third parties to the Owners, including, but not limited to the proceeds of insurance subject to Clause 27, the settlement of claims and under any legal proceedings or arbitrations or any settlement of claims.  Where the event(s) which form the subject of such claims have caused the Managers expense under this Agreement, the Managers are entitled to retain all or part of such settlements equal to the amount expended by the Managers.

14.	Auditing

The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed.  On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.  The Managers will operate in compliance with SOX and annually provide a SAS70 type 2 report.

15.	Inspection of Vessel

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary. The Owners and Managers agree to meet on a quarterly basis at the offices of the Managers to discuss the technical management of the Vessel.

16.	Compliance with Laws and Regulations

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.

17.	Duration of the Agreement

This Agreement shall come into effect in accordance with Box 4 and Clause 2 and terminate in accordance with Clauses 18 and 21.

18.	Termination

18.1	Owners’ default

(i)
The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement and/or the owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’ nominated account within ten running days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.

(ii)	If the Owners:

(a)
proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible.  In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.2 Managers’ Default

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible.  In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.3 Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

18.4 For the purpose of sub-clause 18.3 hereof

(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii)
the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

18.5  This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

18.6 The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

19.	Law and Arbitration

19.1 This Agreement shall be construed and the relations between the parties determined in accordance with the laws of the State of New York, U.S.A.

19.2  All disputes arising out of this Agreement shall be referred to arbitration in New York in accordance with the Rules of the Society of Marine Arbitrators, Inc., New York (SMA).  Any award of the arbitrator(s) shall be final and binding and not subject to appeal.

20.	Notices

20.1 Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

20.2 The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

21.	Duration and Termination

The term of this Agreement shall begin at the time specified in Box 4 and Clause 2 and shall continue in force until the expiration of the Charter, unless terminated in accordance with Clause 18 of this Agreement; provided, however, that (i) the Managers shall have the right to terminate this Agreement upon 90 days’ prior written notice to the Owners, and (ii) the Owners shall have the right to terminate this Agreement upon 90 days’ prior written notice to the Managers.

22.	Communications

All communications under this Agreement shall be in the English language.

23.	Assignment Clause

The Owners may, upon giving notice to the Managers, assign all of their rights under this Agreement to any mortgagee of the Vessel provided that such assignment shall not otherwise prejudice any of the rights of the Managers under this Agreement.  The Managers shall acknowledge any assignment that complies with this Clause in such form as the mortgagee may reasonably request.

24.	Third Party Rights

Except as stated in this Clause, the parties to this Agreement do not intend that any of the terms will be enforceable by any person not a party to it.  This Clause shall not apply to companies in the same groups as either the Owners or the Managers or to crew or to employees, sub-contractors and agents of the Managers to whom Clause 11.4 “Himalaya” would apply but for this clause.

25.	Indemnification

Notwithstanding anything to the contrary in this Agreement, but subject to Clause 11.2, the Managers shall indemnify the Owners against the consequences of any failure by Managers to comply with the requirements of this Agreement.  This indemnity shall include (without limitation) liabilities which the Owners may incur to the Charterers pursuant to the Charter resulting from a failure of the Managers to perform their obligations under this Agreement.  The Managers’ liability under this indemnity in relation to environmental claims and such third party claims against the Vessel or the Owners that are included in the terms of the protection and indemnity insurance of the Vessel shall be limited to the terms of such protection and indemnity insurance.

26.	Changes and/or Improvement Necessary for the Operation of the Vessel or Imposed by Legislation, Class or Vetting Approvals

In the event that any improvement, structural change or the installation of new equipment is imposed by (a) compulsory legislation, (b) class rules or (c) an oil company whose vetting approval is required pursuant to Clause 57 of the Charter, the Managers shall, at the expense of the Owners effect such improvement, structural change or installation.  The Owners shall reimburse the Managers for all costs arising under this clause no later than the fifth business day following notice from the Managers.  Owners shall not be liable for the cost of any improvement, structural change or installation that is requested by or made for the account of the Charterer or for which the Charterer is otherwise responsible.

In the event any improvement, structural change or the installation of new equipment is deemed necessary by the Managers but is not imposed or required pursuant to the first paragraph of this Clause 26, Managers shall have the right, at their own cost, to effect such improvement, structural change or installation, with the Owners’ consent which shall not be unreasonably withheld.

The Owners shall be notified in writing in advance by the Managers about any changes and/or improvements under this Clause 26.

Any change, improvement or installation made pursuant to this Clause 26 (other than any change or improvement to, or installation of, equipment that belongs to the Managers or a third party) shall be the property of Owners.

27.	Proceeds of Insurances

The Managers shall procure, with the Owners’ cooperation where required, that loss payable clauses are attached to the various policies of insurance over the Vessel so as to direct the proceeds of insurance as follows:

a) In the event of actual or constructive total loss of the Vessel, the hull and machinery insurance proceeds shall be paid by the insurer directly to the Owners or their assignees;

b)  In the event of damage or partial loss to the Vessel, the hull and machinery insurance proceeds shall be paid by the insurer directly to the Managers or their assignees to be held and utilized in accordance with Clause 7.

28.	ISPS Code

The Managers shall perform the duties of the “Company” as required by the ISPS Code.  The Managers shall also perform the Owners’ obligations and benefit from the Owner’s rights under the BIMCO ISPS Code Time Charter Party Clause in the Charter.  The Managers shall be entitled to retain any sums received or recovered from charterers or from any other party in relation to ISPS Code actions and duties.  If the Managers incur expenditure as a result of complying with the ISPS Code or making prudent security precautions that does not fail to be apportioned or is not recoverable from sub-charterers pursuant to the BIMCO ISPS Code Time Charter Party Clause, the Owners shall indemnify the Managers for such expenditure as invoiced to the Owners with full supporting documentation.

SCHEDULE 1

The following items that are on board the Vessel as of the effective date of this Agreement are and will remain the property of the Managers.  These items may remain on board at the sole discretion of and for the use and convenience of the Managers and may be removed at any time after the effective date of this Agreement at the expense of the Managers.

1.	Victualling (provisions)

2.	All onboard log books up to the time and date of delivery for deck, engine and radio

3.	Managers’ (or Managers’ affiliates’) company forms, documents/stationery and all correspondence and company manuals

4.	All ISPS, ISM and quality documentation and correspondence

5.	Vessel’s Rydex communications e-mail system of server

6.	Training video library, books

7.	Oxygen/acetylene /Freon/nitrogen /argon cylinders/bottles

8.	Crew/officers library/walport videos

9.	Master’s slopchest/bonded stores; personal effects of master, officers and crew

10.	Personal hand-held computers

11.	Personal cell phones

12.	Contents of master’s safe

13.	Arms/ammunition

14.	Works of art, originals, copies, prints, statues

15.	Safety clothing/hats or other shirts/hats with OSG logo

16.	Certificates/documents to be returned to authorities

17.	Seagull training software

18.	All Manager’s non-class computer software and server

19.	Chartco digital chart updates system software

20.	Any rented or leased or third party’s equipment